Exhibit 21.1

                              LIST OF SUBSIDIARIES

Aeolus Pharmaceuticals, Inc., a Delaware corporation

CPEC, Inc., a Nevada corporation

Renaissance Cell Technologies, Inc., a Delaware corporation